MALIZIA SPIDI & FISCH, PC
                                ATTORNEYS AT LAW

901 NEW YORK AVENUE, N.W.                             1900 SOUTH ATHERTON STREET
SUITE 210 EAST                                                         SUITE 101
WASHINGTON, D.C.  20001                        STATE COLLEGE, PENNSYLVANIA 16801
(202) 434-4660                                                    (814) 272-3502
FACSIMILE: (202) 434-4661                              FACSIMILE: (814) 272-3514




April 27, 2007


Board of Directors
Gloucester County Federal Savings Bank
Gateway Community Financial Corp.
381 Egg Harbor Road
Sewell, NJ  08080-9219

         Re:      Federal Income Tax Opinion
                  Relating to the Initial Stock Offering of
                  Gateway Community Financial Corp.
                  ------------------------------------------

Members of the Board:

     In accordance with your request, set forth herein below is the opinion of this firm relating to the material federal income tax consequences of the proposed initial public stock offering (the "Offering") of Gateway Community Financial Corp. (the "Company"), a federal stock holding company.

     We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for this opinion. In such examination, we have accepted, and have not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. Further, the capitalized terms which are used in this opinion and are not expressly defined herein shall have the meaning ascribed to them in the Plan of Stock Issuance (the "Plan") adopted on January 29, 2007, by the Company, Gateway Community Financial, MHC (the "MHC"), and Gloucester County Federal Savings Bank (the "Bank").

                               STATEMENT OF FACTS
                               ------------------

     Pursuant to a Plan of Reorganization from a Federal Mutual Savings Bank to a Federal Mutual Holding Company dated April 30, 2001, the Bank converted to the mutual holding company form of organization in December 2001 with no stock offering. Pursuant to the Mutual Holding Company Plan of Reorganization, the Bank became a federal stock savings bank, which has all of its stock owned by the Company, a federal stock holding company, which has all of its stock owned by the MHC, a federal mutual holding company. Pursuant to the Plan, the Company proposes, pursuant to the laws of the United States of America and the Rules and Regulations of the Office of Thrift Supervision ("OTS"), to conduct a stock offering of up to but less than 50% of the aggregate of the total voting stock of the Company.

MALIZIA SPIDI & FISCH, PC


Board of Directors
Gloucester County Federal Savings Bank
Gateway Community Financial Corp.
April 27, 2007
Page 2


     In adopting the Plan, the Board of Directors has determined that the Offering is advisable and in the best interest of the Bank, the Company, the MHC and its members. The Offering will enable the Company and the Bank to increase its capital through the issuance of capital stock without undertaking a full conversion from the mutual to the stock form of organization. The Offering will not foreclose the opportunity to effect a conversion of the MHC from the stock form of organization in the future. The Offering will significantly increase capital and enable the Bank to further grow through internal expansion, the possible acquisition of other assets, branch offices, financial institutions, possible diversification into other related financial service activities and other purposes and will further enhance the Bank's ability to render services to the public. The mutual holding company structure also will allow the Bank to minimize over-capitalization by providing the flexibility to raise capital through the issuance of stock in a manner designed to meet the Bank's growth needs, rather than in a single stock offering as required in a standard mutual-to-stock conversion.

     Based solely upon our review of such documents, and upon such information as the Bank and the Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand the relevant facts with respect to the Offering to be as follows:

     As required by OTS regulations, shares of Company common stock ("Company Stock") will be offered pursuant to non-transferable subscription rights on the basis of preference categories. The Company has established various preference categories under which shares of Company Stock may be purchased and a Community Offering and a Public Offering category for the sale of shares not purchased under the preference categories. If the third preference category is determined to be inappropriate to the Offering, then there will only be three preference categories consisting of the first, second and fourth preference categories set forth below, and all references herein to Supplemental Eligible Account Holder and the Supplemental Eligibility Record Date shall not be applicable to the Offering. To the extent that Company Stock is available, no subscriber will be allowed to purchase less than 25 shares of Company Stock, unless the aggregate purchase price exceeds $500.

     The first preference category is reserved for the Company's Eligible Account Holders. The Plan defines "Eligible Account Holder" as any person holding a Qualifying Deposit. The Plan defines "Qualifying Deposit" as the aggregate balance of all savings accounts of an Eligible Account Holder in the Bank at the close of business on December 31, 2005, which is at least equal to $50.00. If a savings account holder of the Bank qualifies as an Eligible Account Holder, he or she will receive, without payment, non-transferable subscription rights to purchase Company Stock. The number of shares that each Eligible
Account Holder may subscribe to is equal to the greater of (a) the maximum purchase limitation established for the Community Offering or the Public Offering; (b) one tenth of one percent of the total offering of shares; or (c) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Company Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the
Eligible  Account  Holder  and  the  denominator  is  the  total  amount  of the
Qualifying Deposits of all Eligible Account Holders. If there is an oversubscription, shares will be allocated among subscribing Eligible Account Holders so as to permit each account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to 100 shares. Any shares not then allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis,

MALIZIA SPIDI & FISCH, PC


Board of Directors
Gloucester County Federal Savings Bank
Gateway Community Financial Corp.
April 27, 2007
Page 3



related to the amounts of their respective deposits as compared to the total deposits of Eligible Account Holders on the Eligibility Record Date.
Non-transferable subscription rights to purchase Company Stock received by officers and directors of the Company and their associates based on their increased deposits in the Company in the one year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of non-transferable subscription rights to purchase shares of Company Stock under the first preference category.

     The second preference category is reserved for tax-qualified employee stock benefit plans of the Bank. The Plan defines "tax qualified employee stock benefit plans" as any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Plan, the Bank's tax-qualified employee stock benefit plans may subscribe for up to 8% of the shares of Company Stock to be offered in the Offering.

     The third preference category is reserved for the Bank's Supplemental Eligible Account Holders. The Plan defines "Supplemental Eligible Account Holder" as any person (other than officers or directors of the Company and their associates) holding a deposit in the Bank on the last day of the calendar quarter preceding the approval of the Plan by the OTS ("Supplemental Eligibility Record Date"). This third preference category will only be used in the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Approval of Offering on Form AC filed prior to approval by the OTS. The third preference category provides that each Supplemental Eligible Account Holder will receive, without payment, non-transferable subscription rights to purchase Company Stock to the extent that such shares of Company Stock are available after satisfying subscriptions for shares in the first and second preference categories above. The number of shares to which a Supplemental Eligible Account Holder may subscribe to is the greater of (a) the maximum purchase limitation established for the Community Offering; (b) one-tenth of one percent of the total offering of shares; or (c) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of the shares of Company Stock to be issued by a fraction of which the numerator is the amount of the deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the deposits of all Supplemental Eligible Account Holders on the Supplemental Eligibility Record Date. Subscription rights received pursuant to the third preference category shall be subordinated to all rights under the first and second preference categories. Non-transferable subscription rights to be received by a Supplemental Eligible Account Holder in the third preference category shall be reduced by the subscription rights received by such account holder as an Eligible Account Holder under the first and second preference categories. In the event of an oversubscription, shares will be allocated so as to enable each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation, including shares previously allocated in the first and second preference categories, equal to 100 shares or the total amount of his subscription, whichever is less. Any shares not then allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis related to the amount of their respective deposits as compared to the total deposits of Supplemental Eligible Account Holders on the Supplemental Eligibility Record Date.

MALIZIA SPIDI & FISCH, PC


Board of Directors
Gloucester County Federal Savings Bank
Gateway Community Financial Corp.
April 27, 2007
Page 4



     The fourth preference category is reserved for the Bank's Other Members. If there are sufficient shares remaining after satisfaction of all subscriptions by the Eligible Account Holders, the tax-qualified employee stock benefit plans and the Supplemental Eligible Account Holders, each Other Member (depositors as of April 30, 2007) who is not an Eligible Account Holder or a Supplemental Eligible Account Holder shall have the opportunity to purchase up to the greater of 15,000 shares of Company Stock or one-tenth of 1% of the total offering of shares of Company Stock offered in the subscription offering, subject to the overall purchase limitations described below. If Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the tax-qualified employee stock benefit plans and Supplemental Eligible Account Holders, is in excess of the total number of shares offered in the offering, the subscriptions of Other Members will be allocated among subscribing Other Members to permit each subscribing Other Member to purchase a number of shares sufficient to make his total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by Other Members. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.


     The Plan further provides for limitations upon purchases of Company Stock. Specifically, any person by himself or herself may not purchase or subscribe more than $150,000 of Company Stock. In addition, any person with an associate or a group of persons acting in concert may purchase or subscribe for not more than the lesser of $250,000. However, Tax-Qualified Employee Stock Benefit Plans may purchase up to 8% of the total shares of Company Stock issued. Subject to any required regulatory approval and the requirements of applicable laws and regulations, the Bank may increase or decrease any of the purchase limitations set forth herein at any time. The Board of Directors of the Bank may, in its sole discretion, increase the maximum purchase limitation up to 5.0%. Requests to purchase additional shares of Company Stock under this provision will be allocated by the Board of Directors on a pro rata basis giving priority in accordance with the priority rights set forth in the Plan. Officers and directors of the Company and their associates may not purchase in the aggregate more than 28% of the Company Stock issued pursuant to the Offering. Directors of the Company will not be deemed associates or a group acting in concert solely as a result of their membership on the Board of Directors of the Bank. All of the shares of Company Stock purchased by officers and directors will be subject to certain restrictions on sale for a period of one year.

     The Plan provides that no person will be issued any subscription rights or be permitted to purchase any Company Stock if such person resides in a foreign country or in a state of the United States with respect to which all of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state; (b) the issuance of subscription rights or the offer or sale of the Company Stock in such state, would require the Company or the Company under the securities laws of such state to register as a broker or dealer or to register or otherwise qualify its securities for sale in such state; and (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

MALIZIA SPIDI & FISCH, PC


Board of Directors
Gloucester County Federal Savings Bank
Gateway Community Financial Corp.
April 27, 2007
Page 5



     The Company will take 50% of the net proceeds from the sale of Company Stock and contribute it as a capital contribution to the Bank. The Bank will pay expenses of the Offering solely attributable to them, if any. Further, the Company will pay its own expenses of the Offering and will not pay any expenses solely attributable to the purchasers of Company Stock.

                          REPRESENTATIONS BY MANAGEMENT
                          -----------------------------

     In connection with the Offering, the following statements, representations and declarations as to matters of fact have been made to us by management of the
Company:

     1. The Offering will be implemented in accordance with the terms of the Plan and all conditions precedent contained in the Plan shall be performed prior to the consummation of the Offering.

     2. The Bank, the Company and the MHC are not currently in bankruptcy or involved in a bankruptcy proceeding. The proposed transaction does not involve a receivership, foreclosure, or similar proceeding before a federal or state agency involving a financial institution.

     3. The Company, the MHC and the Bank will pay their own expenses of the Offering and will not pay any expenses solely attributable to the Company stockholders.

     4. There will be no purchase price advantage for the Bank's deposit account holders who purchase Company Stock in the Offering.

     5. No creditors of the Bank have taken any steps to enforce their claims against the Bank by instituting bankruptcy or other legal proceedings, in either a court or appropriate regulatory agency, that would eliminate the proprietary interests of the members of the Company prior to the Offering.

     6. On a per share basis, the purchase price of the Company Stock in the Offering will be equal to the fair market value of such stock at the time of the completion of the proposed transaction.

     7. No cash or property will be given to any member of the Bank in lieu of subscription rights.

                               OPINION OF COUNSEL
                               ------------------

     Based solely upon the foregoing information and our analysis and examination of current applicable federal income tax laws, rulings, regulations, judicial precedents and provided the Offering is undertaken in accordance with the above assumptions, we render the following opinion of counsel:

     1. The Company will recognize no gain or loss upon its receipt of money in exchange for shares of Company Stock. (Section 1032(a) of the Code).


     2. It is more likely than not that the fair market value of the subscription rights to purchase Company Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders,

MALIZIA SPIDI & FISCH, PC


Board of Directors
Gloucester County Federal Savings Bank
Gateway Community Financial Corp.
April 27, 2007
Page 6




Supplemental Eligible Account Holders, and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of Company Stock. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of Company Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Code Section 356(a)). Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

     Our opinion under paragraph 2 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraph 2 is based on the conclusion that the subscription rights to purchase shares of Company Stock received by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members have a fair market value of zero. We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Company Stock at the same price to be paid by members of the general public in any Community Offering. We note that we are not aware of the Internal Revenue Service claiming in any similar transaction that subscription rights have any market value. In that there are no judicial opinions or official Internal Revenue Service positions on this issue, however, our opinion related to subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues. Our conclusion is supported by a letter from Feldman Financial Advisors, Inc., which states that the subscription rights do not have any value when they are distributed or exercised. If the Internal Revenue Service disagrees with this valuation of subscription rights and determines that such subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised. This income may be capital gain or ordinary income, and the Company could recognize gain on the distribution of these rights. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Company Stock have no value.


                                SCOPE OF OPINION
                                ----------------

     Our opinion is limited to the material federal income tax matters of the transaction proposed as it relates to the Company and the recipients of subscription rights to purchase the Company Stock as described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. Our opinion is based on the Code, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements published by the Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We assume no obligation to advise you of any event that may hereafter be brought to our attention that may affect any statement made in this opinion after the declaration of effectiveness of the Registration Statement on Form S-1.

     This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the

MALIZIA SPIDI & FISCH, PC


Board of Directors
Gloucester County Federal Savings Bank
Gateway Community Financial Corp.
April 27, 2007
Page 7



positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                 USE OF OPINION
                                 --------------


     This opinion is given solely for the benefit of the parties to the Plan, the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members and those who purchase stock pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.


                                     CONSENT
                                     -------

     We hereby consent to the filing of this opinion as an exhibit to the Form MHC-2 of the Bank filed with the OTS, and the Registration Statement on Form S-1 of the Company filed under the Securities Act of 1933, as amended, and to the reference of our firm in the prospectus related to this opinion.

                                          Very truly yours,

                                          /s/ Malizia Spidi & Fisch, PC

                                          MALIZIA SPIDI & FISCH, PC